Exhibit 4.5

VICEROY EXPLORATION LTD.
Suite 520 – 700 West Pender Street
Vancouver, B.C. V6C 1G8

INFORMATION CIRCULAR

(As at March 21, 2005, and in Canadian dollars except as indicated)

SOLICITATION OF PROXIES

This information circular is furnished in connection with the solicitation of proxies by the management of Viceroy Exploration Ltd. (the “Company”) for use at the annual general and special meeting to be held on April 22, 2005 and any adjournments thereof (the “Meeting”). Unless the context otherwise requires, when we refer in this information circular to the Company, its subsidiaries are also included. The solicitation will be conducted primarily by mail but may be supplemented by telephone or other personal contact to be made by officers and employees of the Company without special compensation or by agents retained and compensated for that purpose. The cost of solicitation will be borne by the Company.

APPOINTMENT OF PROXYHOLDER

A duly completed form of proxy will constitute the person(s) named in the enclosed form of proxy as the shareholder's proxyholder. The persons whose names are printed in the enclosed form of proxy for the Meeting are directors or officers of the Company (the “Management Proxyholders”).

A shareholder has the right to appoint a person other than the Management Proxyholders, to represent them at the Meeting by striking out the names of the Management Proxyholders and by inserting the desired person's name in the blank space provided or by executing a proxy in a form similar to the enclosed form. A proxyholder need not be a shareholder.

VOTING BY PROXY

Common shares of the Company represented by properly executed proxies in the accompanying form will be voted or withheld from voting on each respective matter in accordance with the instructions of the shareholder on any ballot that may be called for.

If no choice is specified and one of the Management Proxyholders is appointed by a shareholder as proxyholder, such person will vote in favour of the matters proposed at the Meeting and for all other matters proposed by management at the Meeting.

The enclosed form of proxy also confers discretionary authority upon the person named therein as proxyholder with respect to amendments or variations to matters identified in the Notice of the Meeting and with respect to other matters which may properly come before the Meeting. At the date of this information circular, management of the Company knows of no such amendments, variations or other matters to come before the Meeting.

COMPLETION AND RETURN OF PROXY

Each proxy must be dated and signed by the Intermediary (see “Non-Registered Holders” below) acting on behalf, of a shareholder, or by the shareholder or his/her attorney authorized in writing. In case of a corporation, the proxy must be dated and executed under its corporate seal or signed by a duly authorized officer or attorney for the corporation.

Completed forms of proxy must be deposited at the office of the Company’s registrar and transfer agent, Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, not later than forty-eight (48) hours, excluding Saturdays, Sundays and holidays, prior to the time of the Meeting, unless the chairman of the Meeting elects to exercise his discretion to accept proxies received subsequently.

NON-REGISTERED HOLDERS

Only registered shareholders or duly appointed proxyholders are permitted to vote at the Meeting. Most shareholders of the Company are “non-registered” shareholders because the shares they own are not registered in their names but are instead registered in the name of the brokerage firm, bank or trust company through which they purchased the shares. More particularly, a person is not a registered shareholder in respect of shares which are held on behalf of that person (the “Non-Registered Holder”) but which are registered either (a) in the name of an intermediary (an “Intermediary”) that the Non-Registered Holder deals with in respect of the shares (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators or self-administered RRSP’s, RRIF’s, RESP’s and similar plans); or (b) in the name of a clearing agency (such as The Canadian Depository for Securities Limited (“CDS”)) of which the Intermediary is a participant. In accordance with the requirements of National Policy 54-101 of the Canadian Securities Administrators, the Company has distributed copies of the Notice of Meeting, the Information Circular and the Proxy (collectively, the “Meeting Materials”) to the clearing agencies and Intermediaries for onward distribution to Non-Registered Holders.

Intermediaries are required to forward the Meeting Materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them. Very often, Intermediaries will use service companies to forward the Meeting Materials to Non-Registered Holders. Generally, Non-Registered Holders who have not waived the right to receive Meeting Materials will either:

(a)
be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of shares beneficially owned by the Non-Registered Holder but which is otherwise not completed. Because the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the Non-Registered Holder when submitting the proxy. In this case, the Non-Registered Holder who wished to submit a proxy should otherwise properly complete the form of proxy and deliver it to Computershare Trust Company of Canada as provided above; or

(b)
more typically, be given a voting instruction form which is not signed by the Intermediary, and which, when properly completed and signed by the Non-Registered Holder and returned to the Intermediary or its service company, will constitute voting instructions (often called a “proxy authorization form”) which the Intermediary must follow. Typically, the proxy authorization form will consist of a one page pre-printed form. Sometimes, instead of the one page pre-printed form, the proxy authorization form will consist of a regular printed proxy form accompanied by a page of instructions which contains a removable label containing a bar-code and other information. In order for the form of proxy to validly constitute a proxy authorization form, the Non-Registered Shareholder must remove the label from the instructions and affix it to the form of proxy, properly complete and sign the form of proxy and return it to the Intermediary or its service company in accordance with the instructions of the Intermediary or its service company.

In either case, the purpose of this procedure is to permit Non-Registered Holders to direct the voting of the shares which they beneficially own. Should a Non-Registered Holder who receives one of the above forms wish to vote at the Meeting in person, the Non-Registered Holder should strike out the names of the Management Proxyholders and insert the Non-Registered Holder’s name in the blank space provided. In either case, Non-Registered Holders should carefully follow the instructions of their Intermediary, including those regarding when and where the proxy or proxy authorization form is to be delivered.

REVOCABILITY OF PROXY

Any registered shareholder who has returned a proxy may revoke it at any time before it has been exercised. In addition to revocation in any other manner permitted by law, a proxy may be revoked by instrument in writing, including a proxy bearing a later date, executed by the registered shareholder or by his attorney authorized in writing or, if the registered shareholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized. The instrument revoking the proxy must be deposited at the registered office of the Company, at any time up to and including the last business day preceding the date of the Meeting, or any adjournment thereof, or with the chairman of the Meeting on the day of the Meeting. Only registered shareholders have the right to revoke a proxy. Non-Registered Holders who wish to change their vote must, at least 7 days before the Meeting, arrange for their respective Intermediaries to revoke the proxy on their behalf.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The authorized capital of the Issuer consists of an unlimited number of first preferred shares without par value; an unlimited number of second preferred shares without par value; and an unlimited number of common shares without par value. As at March 21, 2005 , 35,620,308 common shares, no first preferred shares and no second preferred shares were issued and outstanding. The holders of common shares are entitled to one vote for each common share held. Holders of common shares of record at the close of business on March 22, 2005 will be entitled to receive notice of and vote at the Meeting.

To the knowledge of the directors and senior officers of the Company, no person beneficially owns, directly or indirectly, or exercises control or direction over shares carrying more than 10% of the voting rights attached to all shares of the Company.

ELECTION OF DIRECTORS

The directors of the Company are elected at each annual general meeting and hold office until the next annual general meeting or until their successors are appointed. In the absence of instructions to the contrary, the enclosed proxy will be voted for the nominees herein listed.

Shareholder approval will be sought to fix the number of directors of the Company at seven (7), which is the current number of directors.

The Company has a compensation committee, a corporate governance committee and an audit committee. Members of these committees are as set out below.

Management of the Company proposes to nominate each of the following persons for election as a director. Information concerning such persons, as furnished by the individual nominees as at March 21, 2005, is as follows:

Name and municipality of residence and position	Principal occupation or employment and, if not a previously elected director, occupation during the past 5 years	Previous service as a director	Number of common shares beneficially owned or, directly or indirectly controlled
W. David Black (1) (2) (3) Vancouver, British Columbia Director	Associate Counsel, DuMoulin Black since January 2004; Partner, DuMoulin Black, from 1968 to December 2003.	Since March 2003	210,720 common shares and options to acquire 250,000 common shares
Richard M. Colterjohn Toronto, Ontario Director	Managing Partner, Glencoban Capital Management Inc., October 2003 to present; President and CEO, Centenario Copper Corporation, March 2004 to present; Senior officer in corporate finance department, UBS Bunting Warburg Inc., April 1992 to April 2002, and Director of UBS Bunting Warburg Inc., April 1997 to April 2002. Also a director of Cumberland Resources Ltd. and Canico Resource Corp.	Since October 2004	150,000 common shares, options to acquire 250,000 common shares and warrants to acquire 75,000 common shares.
Eric Cunningham (3) Toronto, Ontario Director	Mining Consultant	Since December 2003	230,840 common shares and options to acquire 150,000 common shares

Patrick G. Downey North Vancouver, British Columbia President, CEO & Director	President and CEO of the Company; Professional Engineer and Principal of P. Downey & Associates; President and Director of Oliver Gold Corporation, November 1997 to February 2002; Director of Canico Resource Corporation, February 2002 to February 2003; President & C.E.O., Consolidated Trillion Resources Ltd., January 1999 to December 2003.	Since December 2003	679,326 common shares and options to acquire 450,000 common shares
Michael H. Halvorson (1) (2) Edmonton, Alberta Director	President of Halcorp Capital Ltd., a private investment and consulting company, since 1980.	Since March 2003	521,906 common shares and options to acquire 250,000 common shares
Robert V. Matthews (1)(2) North Vancouver, British Columbia Director	President, Sheppards Building Materials Inc.	Since March 2003	234,000 common shares and options to acquire 150,000 common shares
Ronald K. Netolitzky (3) Victoria, British Columbia Chairman & Director	Chairman since April 2003; past President March 2003 to December 2003; Chairman of Consolidated Trillion Resources Ltd. from January 1999 to December 2003; Consulting Geologist, Keewatin Consultants, a division of Chintz & Co., 49.6% held by Mr. Netolitzky.	Since March 2003	1,413,987 common shares and options to acquire 300,000 common shares

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the corporate governance committee.

No proposed director:

(a)
is, as at the date of the Information Circular, or has been, within 10 years before the date of the Information Circular, a director or executive officer of any company (including the Company) that, while that person was acting in that capacity,

	(i)	was the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days;

(ii)
was subject to an event that resulted, after the director or executive officer ceased to be a director or executive officer, in the company being the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days; or

(iii)
or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(b)
has, within the 10 years before the date of the Information Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director.

EXECUTIVE COMPENSATION

The following table (presented in accordance with the rules (the "Rules”) made under the Securities Act (British Columbia)) sets forth all annual and long term compensation for services in all capacities to the Company and its subsidiaries for the two most recently completed financial years (to the extent required by the Rules) in respect of each of the individuals comprised of the Chief Executive Officer and the Chief Financial Officer as at December 31, 2004 and the other three most highly compensated executive officers of the Company as at December 31, 2004 whose individual total compensation for the most recently completed financial year exceeded $150,000 and any individual who would have satisfied these criteria but for the fact that individual was not serving as such an officer at the end of the most recently completed financial year (collectively the "Named Executive Officers” or “NEOs”).

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Fiscal Year ended Dec 31st(1)	Salary(2) ($)	Bonus ($)	Other Annual Compen- sation ($)	Securities Under Options Granted (#)	Restricted Shares or Restricted Share Units (#)	LTIP Payouts ($)	All Other Compen- sation ($)()
Patrick G. Downey President & CEO (3)	2004	150,000	25,000	Nil	400,000	Nil	Nil	Nil
	2003	12,500	Nil	Nil	400,000	Nil	Nil	Nil
Ronald K. Netolitzky Chairman (Past President & CEO) (4)	2004	95,000	17,000	Nil	300,000	Nil	Nil	Nil
	2003	45,000	Nil	Nil	400,000	Nil	Nil	Nil
John P. Fairchild CFO (5)	2004	102,027	10,000	Nil	150,000	Nil	Nil	Nil
	2003	-	-	-	-	-	-	-

(1)	The Company was incorporated on March 31, 2003 and has only two completed financial years.

(2)	Includes consulting fees paid to the Named Executive Officers.

(3)
Mr. Downey was appointed December 2003. His remuneration, which commenced December 2003 at $12,500 per month and increased in January 2005 to $15,000 per month, is paid to Downey & Associates, a company controlled by Mr. Downey.

(4)
Previous President & C.E.O. of the Company from April to December 2003. Mr. Netolitzky’s remuneration, which commenced in July 2003 at $7,500 per month and increased in October 2004 to $9,167 per month, is paid to Keewatin Consultants, a division of Chintz & Co., 49.6% held by Mr. Netolitzky.

(5)	Appointed April 2004 with remuneration of $568 per day.

Long Term Incentive Plans (LTIP) Awards

The Company does not have a LTIP, pursuant to which cash or non-cash compensation intended to serve as an incentive for performance (whereby performance is measured by reference to financial performance or the price of the Company’s securities) was paid or distributed to the Named Executive Officers during the most recently completed financial year.

Option/Stock Appreciation Rights (“SAR”) Grants During the Most Recently Completed Financial Year

The following table sets forth stock options granted under the Company’s Stock Option Plan or otherwise during the most recently completed financial year to each of the Named Executive Officers.

Name	Securities Under Options/ SARs Granted (#)	% of Total Options/SARs Granted to Employees in Financial Year	Exercise or Base Price ($/Security)	Market Value of Securities Underlying Options/SARs on the Date of Grant ($/Security)	Expiration Date
Patrick G. Downey President & CEO	-	-	-	-	-
Ronald K. Netolitzky Chairman (Past President & CEO)	-	-	-	-	-
John P. Fairchild Chief Financial Officer	150,000	11.6	1.27	1.27	Apr 2/09

Aggregated Option Exercises in Last Financial Year and Financial Year-End Option Values

The following table sets forth details of all exercise of stock options during the most recently completed financial year by each of the Named Executive Officers, the number of unexercised options held by the Named Executive Officers and the financial year-end value of unexercised options on an aggregated basis.

Name	Common Shares Acquired on Exercise (#)	Aggregate Value Realized ($)	Unexercised Options at Financial Year End (#) Exercisable/ Unexercisable	Value(2) of in-the-Money Options at Financial Year End ($) Exercisable/ Unexercisable
Patrick G. Downey President & CEO	-	-	400,000/0	500,000/0
Ronald K. Netolitzky Chairman (Past President & CEO)	100,000	58,000(1)	300,000/0	413,000/0
John P. Fairchild Chief Financial Officer	-	-	150,000/0	184,500/0

(1)	Based on the difference between the market value of the securities underlying the options on the exercise date, July 30, 2004, being $1.08 and the exercise price of the options being $0.50.

(2)	Based on the difference between the option exercise price and the closing market price of the Company’s shares as at December 31, 2004 ($2.50).

Option Re-Pricings

There was no re-pricing of stock options under the Company’s stock option plan or otherwise during the most recently completed financial year.

Defined Benefit or Actuarial Plan Disclosure

The Company does not have a defined benefit or actuarial plan.

Termination of Employment, Change in Responsibilities and Employment Contracts

The Company and its subsidiaries have no compensatory plan, contract or arrangement where a Named Executive Officer is entitled to receive more than $100,000 to compensate such executive officers in the event of resignation, retirement or other termination, a change of control of the Company or its subsidiaries or a change in responsibilities following a change in control except pursuant to agreements dated December 20, 2004, whereby, in the event of a change of control, Messrs. Downey and Netolitzky have the right to receive a sum equal to 24 months of their then existing monthly rate and Mr. Fairchild, a sum equal to 100 days of his then existing daily rate.

Composition of the Compensation Committee

During the most recently completed financial year, the Compensation Committee was composed of Patrick G. Downey, President and C.E.O., and W. David Black and Michael H. Halvorson, who are independent directors. On January 2, 2005, Mr. Downey was replaced by Robert V. Matthews, an independent outside director.

Report on Executive Compensation

The compensation of the Company’s executive officers is determined by the Compensation Committee. Interested executives do not participate in decisions of the Compensation Committee regarding their remuneration.

In establishing levels of remuneration and in granting stock options, the executive’s performance, level of expertise, responsibilities, length of service to the Company and comparable levels of remuneration paid to executives of other companies of comparable size and development within the industry are taken into consideration.

The general compensation philosophy of the Company for executive officers is to provide a level of compensation that is competitive within the North American marketplace and that will attract and retain individuals with the experience and qualifications necessary for the Company to be successful, and to provide long-term incentive compensation which aligns the interest of executives with those of shareholders and provide long-term incentives to members of senior management whose actions have a direct and identifiable impact on the performance of the Company and who have had a material responsibility for long-range strategy development and implementation.

The Company’s stock option plan is administered by the Compensation Committee. The stock option plan is designed to give each option holder an interest in preserving and maximizing shareholder value in the longer term, to enable the Company to attract and retain individuals with experience and ability, and to reward individuals for current performance and expected future performance. Stock option grants are considered when reviewing executive officer compensation packages as a whole.

See “Executive Compensation - Summary Compensation Table” for more information on remuneration of Named Executive Officers.

The foregoing Report on Executive Compensation was prepared under the supervision of the current Compensation Committee of the Company, comprised of W. David Black, Michael H. Halvorson and Robert V. Matthews.

Performance Graph

The following graph compares the cumulative shareholder return on a $100 investment in common shares of the Company to a similar investment in companies comprising the S&P/TSX Small Cap Total Return Index, including dividend reinvestment, for the period from November 14, 2003 (the Company’s listing date on the TSX-V) to December 31, 2004.

	Symbol	November 14, 2003	December 31, 2003	December 31, 2004
Viceroy Exploration Ltd.	•	100.00	131.14	245.71
S&P/TSX Small Cap Total Return Index	•	100.00	105.22	112.05

Compensation of Directors

Other than disclosed herein, the Company does not have any arrangements, standard or otherwise, pursuant to which directors are compensated by the Company or its subsidiaries for their services in their capacity as directors, or for committee participation, involvement in special assignments or for services as consultants or expert during the most recently completed financial year or subsequently, up to and including the date of this information circular. The directors are reimbursed for actual expenses reasonably incurred in connection with the performance of their duties as directors.

The Company has a formalized stock option plan for the granting of incentive stock options to the officers, employees and directors. The purpose of granting options pursuant to the stock option plan is to assist the Company in compensating, attracting, retaining and motivating the officers, directors and employees of the Company and to closely align the personal interests of such persons to that of the shareholders.

The following table sets forth information concerning individual grants of options to purchase securities of the Company made during the most recently completed financial year to the Directors of the Company (excluding the Named Executive Officers):

Name of Director and Position as at Financial Year-End	Securities Under Options Granted (1) (#)	% of Total Options Granted to All Employees in the Financial Year (2)	Exercise or Base Price(3) ($/Securities)	Market Value of Securities Underlying Options on the Date of Grant ($/Security)	Date of Grant	Expiration Date
W. David Black Director	50,000	3.9	1.57	1.57	Sep 13/04	Sep 13/09
Richard Colterjohn Director	200,000	15.4	2.25	2.25	Oct 21/04	Oct 21/09
Eric Cunningham	50,000	3.9	1.57	1.57	Sep 13/04	Sep 13/09
Michael Halvorson Director	50,000	3.9	1.57	1.57	Sep 13/04	Sep 13/09
Robert Matthews Director	50,000	3.9	1.57	1.57	Sep 13/04	Sep 13/09

(1)	The options are subject to regulatory and shareholder approval.

(2)	Based on a total of 1,298,000 stock options granted during the period.

(3)
The exercise price of stock options is determined by the Board of Directors in accordance with the Company’s Stock Option Plan. The exercise price shall be no less than the Market Price prevailing on the date the option is granted less applicable discount, if any, permitted by the policies of the TSX-V and approved by the Board. Market price means the last closing price per share on the trading day immediately preceding the day on which the Company announces the grant of the option or, if the grant is not announced, on the grant date.

The following stock options were outstanding to all directors of the Company at the most recently completed financial year:

Date Granted	Number of Shares Under Option	Exercise Price Per Share	Expiry Date
September 12, 2003	300,000	$0.50	September 12, 2008
October 7, 2003	200,000	$1.06	October 7, 2008
December 3, 2003	700,000	$1.25	December 3, 2008
September 13, 2004	200,000	$1.57	September 13, 2009
October 21, 2004	200,000	$2.25	October 21, 2009

On January 31, 2005, the directors were granted an aggregate 450,000 stock options at $2.46 expiring January 31, 2010.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth details of the Company’s compensation plans under which equity securities of the Company are authorized for issuance at the end of the Company’s most recently completed financial year.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by securityholders – Stock Option Plan (1)	2,593,000	$1.29	944,031(2)
Equity compensation plans not approved by securityholders	Nil	Nil	Nil
Total	2,593,000	$1.29	944,031

(1)
In 2003, the Company adopted its current Stock Option Plan whereby directors may, from time to time, reserve for issuance and issue up to 10% of the then issued and outstanding common shares of the Company pursuant to options granted to directors, officers, employees and consultants of the Company and its subsidiaries;

(2)	Based on the Company’s issued and outstanding of 35,370,308 common shares at December 31, 2004.

INDEBTEDNESS TO COMPANY OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS

There is no indebtedness, now nor at any time since the beginning of the most recently completed financial year of the Company, of any director, executive officer, senior officer, proposed nominee for election as a director or associate of any of them to or guaranteed or supported by the Company or any of its subsidiaries either pursuant to an employee stock purchase program of the Company or otherwise.

DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE

The Company has acquired an insurance policy for its directors and officers against liability incurred by them while performing their duties, subject to certain limitations. The amount of the premium is $18,500 per annum for annual aggregate coverage of $3,000,000 with a deductible of $25,000 for each claim. The current policy, which the Company intends to renew, expires May 1, 2005.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

No informed person or proposed director of the Company and no associate or affiliate of the foregoing persons has or has had any material interest, direct or indirect, in any transaction since the commencement of the Company's most recently completed financial year or in any proposed transaction which in either such case has materially affected or would materially affect the Company or any of its subsidiaries, except as follows:

(1)
In the twelve months ended December 31, 2004, the Company had monthly consulting services arrangements with each of its four officers, two of which are also directors of the Company. Cash paid or payable pursuant to these arrangements was $175,000, $112,027, $112,000 and $102,650, an aggregate of $501,677. The arrangement with one of the officers began March 15, 2004.

(2)	During the twelve months ended December 31, 2004, stock options were granted to certain directors/officers/ employees for a total 778,000 common shares having a recorded fair value of $748,421.

(3)
In connection with the 2004 private placement of the Company, the independent directors of the Company approved the participation by one director of the Company in the private placement for the purchase of 150,000 units on the same terms as arm’s length investors.

APPOINTMENT OF AUDITOR

PricewaterhouseCoopers LLP, Chartered Accountants of Vancouver, British Columbia, is the auditor of the Company.

Unless otherwise instructed, the proxies given pursuant to this solicitation will be voted for the re-appointment of PricewaterhouseCoopers LLP as the auditor of the Company to hold office for the ensuing year with remuneration to be fixed by the directors.

PricewaterhouseCoopers LLP, Chartered Accountants, were first appointed as auditors by the shareholders on April 29, 2004, which was the date of the first Annual General Meeting of the Company.

MANAGEMENT CONTRACTS

No management functions of the Company are performed to any substantial degree by a person other than the directors or executive officers of the Company.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Except as set out herein, no director or senior officer of the Company or any proposed nominee of management of the Company for election as a director of the Company, nor any associate or affiliate of the foregoing persons, has any substantial interest, direct or indirect, by way of beneficial ownership or otherwise, in matters to be acted upon at the meeting.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Corporate governance relates to the activities of the Board, the members of which are elected by and are accountable to the shareholders, and takes into account the role of the individual members of management who are appointed by the Board and who are charged with the day to day management of the Company. The Board is committed to sound corporate governance practices which are both in the interest of its shareholders and contribute to effective and efficient decision making. As a Tier 1 company listed on the TSX-V, the Company is required to comply with the guidelines for improved corporate governance in Canada adopted by the TSX (the “Exchange Guidelines”). The Company’s approach to corporate governance in the context of the 14 specific Exchange Guidelines is set out in the attached Schedule A.

AUDIT COMMITTEE CHARTER

The Company’s audit committee is governed by a written charter that sets out its mandate and responsibilities. A copy of the Company’s Audit Committee Mandate & Charter is included with this Information Circular as Appendix I to the attached Schedule A.

PARTICULARS OF OTHER MATTERS TO BE ACTED UPON

A.     Ratification of Current Stock Option Plan

The Company’s current stock option plan (“Stock Option Plan”) was adopted in 2003 and first approved by shareholders at the meeting held on April 29, 2004. The purpose of the Stock Option Plan is to allow the Company to grant options to directors, officers, employees and consultants, as additional compensation, and as an opportunity to participate in the success of the Company. The granting of such options is intended to align the interests of such persons with that of the shareholders. Options will be exercisable over periods of up to five years as determined by the Board of Directors of the Company and are required to have an exercise price no less than the market price prevailing on the date the option is granted less applicable discount, if any, permitted by the policies of the Exchanges and approved by the Board. Market price means the last closing price per share on the trading day immediately preceding the day on which the Company announces the grant of the option or, if the grant is not announced, on the grant date. Pursuant to the Stock Option Plan, the Board of Directors may from time to time authorize the issue of options to directors, officers, employees and consultants of the Company and its subsidiaries or employees of companies providing management or consulting services to the Company or its subsidiaries. The number of common shares which may be reserved for issuance to directors, officers, employees and consultants of the Company may not exceed 10% of the common shares issued and outstanding at any one time. The number of common shares which may be issued to insiders of the Company, within a one year period, may not exceed 10% of the outstanding common shares of the Company; and the number of common shares which may be issued to any one insider of the Company or to such insider’s associates, within a one year period, may not exceed 5% of the outstanding common shares of the Company. The Stock Option Plan does not contain any vesting requirements, but permits the Board of Directors to specify a vesting schedule in its discretion. As at March 21, 2005, the Company has 35,620,308 common shares issued and outstanding and 3,200,000 stock options granted and outstanding under the Stock Option Plan. As additional shares are issued by the Company, including upon exercise of options, the Board of Directors may grant and reserve for issuance additional options based upon the increased issued capital of the Company.

The Stock Option Plan provides that if a change of control, as defined therein, occurs, all shares subject to option shall immediately become vested and may thereupon be exercised in whole or in part by the option holder.

The full text of the Stock Option Plan is available for review at the registered office of the Company, (Suite 520, 700 West Pender Street, Vancouver, British Columbia) during regular business hours before the Meeting and at the Meeting.

The directors of the Company believe that passing of the following resolutions is in the best interest of the Company and recommend that shareholders of the Company vote in favour of the resolutions.

PROXIES RECEIVED IN FAVOUR OF MANAGEMENT WILL BE VOTED IN FAVOUR OF THE FOLLOWING RESOLUTIONS, UNLESS THE SHAREHOLDER HAS SPECIFIED IN THE PROXY THAT HIS OR HER SHARES ARE TO BE VOTED AGAINST SUCH RESOLUTIONS.

At the Meeting, shareholders will be asked to pass an ordinary resolution in the following form:

“RESOLVED that the Company’s stock option plan pursuant to which directors may, from time to time, reserve for issuance and issue up to 10% of the then issued and outstanding common shares of the Company pursuant to options issued to directors, officers, employees and consultants of the Company and its subsidiaries, as more particularly described in the Company’s Information Circular dated March 21, 2005, be and is hereby approved, ratified and confirmed, subject to regulatory approval.”

In order to be effective, the foregoing ordinary resolutions must be approved by a simple majority of the votes cast by those shareholders of the Company who, being entitled to do so, vote in person or by proxy at the Meeting in respect of such resolutions.

B.     Amendment to Stock Option Plan

On March 18, 2005, the Board of Directors of the Company approved amendments of the Stock Option Plan (the “Amended Plan”), subject to required acceptance by regulatory authorities and the shareholders of the Company, whereby a maximum of 50,000 bonus shares (“Bonus Shares”), in the aggregate, may be issued in any calendar year to eligible persons, excluding directors, in consideration of the fair value of the extraordinary contribution to the Company by the recipient as determined by the Board, in its discretion, and shall be issued at a deemed price determined by the Board at the time of issuance of such Bonus Shares, but such price shall not be less than the Market Price. The granting of Bonus Shares pursuant to the Amended Plan shall be subject to such further shareholder and regulatory approval as may be required by the Exchange.

The Stock Option Plan would be renamed the “Stock Option and Share Compensation Plan” and the following text would be added as a new Section 5 to the Stock Option Plan:

“5. Bonus Shares

The Board shall have the authority and power in its sole discretion, to allot, issue and distribute in such amounts as the Board in its sole and absolute discretion deems fit, as fully paid and non-assessable shares in the capital of the Company, up to a total of 50,000 Shares (“Bonus Shares”) in the aggregate in each calendar year, to Eligible Persons, excluding directors, of the Company whom the Board, in its sole and absolute discretion, deems to have provided extraordinary contributions to the advancement of the Company. The granting of Bonus Shares pursuant to the Plan shall be subject to such further shareholder and regulatory approval as may be required by the Exchange.

               The Bonus Shares will be issued in consideration of the fair value of the extraordinary contribution to the Company by the recipient as determined by the Board, in its discretion, and shall be issued at a deemed price determined by the Board at the time of issuance of such Bonus Shares, but such price shall not be less than the Market Price. No Bonus Shares shall be issued at a time when it is unlawful to fix the price for such Bonus Shares.

               Nothing in this Plan shall require the issue or distribution of any Bonus Shares in any given year or the distribution to any particular person of Bonus Shares at any time. The receipt by a recipient in any year of Bonus Shares shall not create any entitlement to a receipt of Bonus Shares by such recipient in any other year. No person shall have any right to receive a distribution of Bonus Shares in a year, whether or not other persons receive Bonus Shares in such other year. The pool of Bonus Shares available for any given year, if not distributed, shall cease to be available at the end of such year and shall not accumulate or be available for any succeeding year. The Bonus Shares available for distribution in any year may not exceed the percentages authorized for issuance pursuant to Section 3.2 of the Plan. In addition, Bonus Shares issued in any calendar year will not be added to the issued capital in that calendar year for the purposes of increasing the number of options available for issuance under the Plan.”

The full text of the Amended Plan is available for review at the registered office of the Company during regular business hours before the Meeting and at the Meeting. The Amended Plan will take effect upon receipt of all required regulatory and shareholder approvals.

The directors of the Company believe that passing of the following resolution is in the best interest of the Company and recommend that shareholders of the Company vote in favour of the resolutions.

PROXIES RECEIVED IN FAVOUR OF MANAGEMENT WILL BE VOTED IN FAVOUR OF THE FOLLOWING RESOLUTION, UNLESS THE SHAREHOLDER HAS SPECIFIED IN THE PROXY THAT HIS OR HER SHARES ARE TO BE VOTED AGAINST SUCH RESOLUTIONS.

At the Meeting, shareholders will be asked to pass an ordinary resolution in the following form:

“RESOLVED that the Amended Plan, which provides for the granting of Bonus Shares as more particularly described in the Information Circular dated March 21, 2005, be and is hereby approved, subject to all necessary regulatory approvals.”

C.     Adoption of New Stock Option Plan

The Board of Directors of the Company has approved, subject to required acceptance by regulatory authorities and the shareholders of the Company, a 10% rolling stock option plan (the “Proposed Plan”) which is consistent with the policies of and will take effect only upon and in the event of listing of the Company’s shares on the Toronto Stock Exchange (the “TSX”).

The following table contains information regarding the authorized, issued and available options under the Stock Option Plan as at March 21, 2005:

Number of shares authorized for issuance	Number of options granted and outstanding / percentage of issued capital	Number of shares available for issuance / percentage of issued capital
3,562,031	3,200,000/9%	362,031/1%

The number of options authorized, granted and available under the Proposed Plan will be the same as those described in the above table in respect of the Stock Option Plan. The Proposed Plan contains the same Bonus Share provisions as the Amended Plan. The Proposed Plan will be an amendment and restatement of the Stock Option Plan (or Amended Plan as the case may be) by the incorporation of the options and bonus shares issued and issuable under such plan into the Plan, such that the Proposed Plan will be the Company’s only stock option plan. Stock options which are outstanding under the Stock Option Plan and the provisions as to bonus shares will be rolled into the Proposed Plan and will be governed by the Proposed Plan except to the extent provisions as to granted stock options are inconsistent with the Proposed Plan in which case they will be governed by the stock option agreement evidencing their issuance.

If the Proposed Plan becomes effective, no new stock options or bonus shares will be granted under the Stock Option Plan(or Amended Plan as the case may be).

The purpose of the Proposed Plan is to attract and motivate directors, officers, employees of and service providers to the Company and its subsidiaries and thereby advance the Company's interests by affording such persons with an opportunity to acquire an equity interest in the Company through stock options and, in some cases, bonus shares. Service providers are persons or companies who are engaged by the Company to provide services for an initial, renewable or extended period of twelve months or more. The Proposed Plan provides as follows:

1.
The number of shares subject to each stock option and grant of bonus shares is determined by the Board of Directors (or Compensation Committee) provided that the Proposed Plan, together with all other previously established or proposed share compensation arrangements, may not result in:

	(a)	the number of common shares of the Company reserved for issuance pursuant to stock options and bonus shares granted to insiders exceeding 10% of the outstanding issue;

	(b)	the issuance, to insiders of the Company of a number of common shares of the Company exceeding, within a one year period, 10% of the outstanding issue; or

	(c)	the issuance, to any one insider of the Company and such insider’s associates, of a number of common shares of the Company exceeding, within a one year period, 5% of the outstanding issue.

The outstanding issue is determined on the basis of the number of common shares of the Company outstanding immediately prior to any share issuance, excluding shares issued pursuant to share compensation arrangements over the preceding one-year period.

2.
The maximum number of common shares of the Company which may be issued pursuant to stock options and bonus shares granted under the Proposed Plan, unless otherwise approved by shareholders, is 10% of the issued and outstanding common shares at the time of the grant. Any increase in the issued and outstanding common shares will result in an increase in the available number of common shares issuable under the Proposed Plan, and any exercises of stock options will make new grants available under the plan. However, bonus shares issued in any calendar year will not be added to the issued capital in that calendar year for the purposes of increasing the number of options available for issuance under the Proposed Plan

3.	The Proposed Plan must be approved and ratified by shareholders every three years.

4.
The exercise price of an option and the deemed issuance price of bonus shares may not be set at less than the market price as defined in the TSX Manual which currently means the volume weighted average trading price for the five trading days immediately preceding the grant date.

5.
The options may be exercisable for a period of up to ten years, such period and any vesting schedule to be determined by the Board of Directors (or Compensation Committee) of the Company, and are non-assignable, except other than pursuant to a will or by the laws of descent and distribution.

6.
If an Optionee shall cease to be a director, officer, employee or service provider for cause, no Option held by such Optionee shall be exercisable following the date on which such Optionee ceases to be so engaged. In other circumstances, the options can be exercised by the Optionee:

(i)
as long as the Optionee is a director, officer, employee or service provider to the Company or its subsidiaries or within a period of not more than 365 days after ceasing to be a director, officer, employee or service provider unless the Optionee was engaged in investor relations activities at the cessation of his service, in which case the option expires in 30 days or,

(ii)	if the Optionee dies, within one year from the date of the Optionee's death.

7.	On the receipt of a takeover bid, issuer bid, going private transaction or change of control, any unvested options shall be immediately exercisable.

8.	The Proposed Plan does not provide for financial assistance by the Company to any Optionee.

9.	The provisions of the Amended Plan respecting Bonus Shares issuable to Eligible Persons, excluding directors, are included in the Proposed Plan.

10.	The Directors may from time to time in the absolute discretion of the Directors amend, modify and change the provisions of an option or the Proposed Plan without obtaining approval of shareholders to:

	(i)	make amendments of a “housekeeping” nature;

	(ii)	change vesting provisions;

	(iii)	change termination provisions for an insider provided that the expiry date does not extend beyond the original expiry date;

	(iv)	change termination provisions which does extend beyond the original expiry date for an optionee who is not an insider;

	(v)	reduce the exercise price of an option for an optionee who is not an insider; and

	(vi)	make any other amendments of a non-material nature which are approved by the TSX.

All other amendments will require approval of shareholders and the TSX.

The full text of the Proposed Plan is available for review at the registered office of the Company during regular business hours before the Meeting and at the Meeting.

The directors of the Company believe that passing of the following resolution is in the best interest of the Company and recommend that shareholders of the Company vote in favour of the resolutions.

PROXIES RECEIVED IN FAVOUR OF MANAGEMENT WILL BE VOTED IN FAVOUR OF THE FOLLOWING RESOLUTION, UNLESS THE SHAREHOLDER HAS SPECIFIED IN THE PROXY THAT HIS OR HER SHARES ARE TO BE VOTED AGAINST SUCH RESOLUTIONS.

Shareholders will be asked at the Meeting to consider, and if thought fit, approve with or without variation, the ordinary resolution in the form set forth below:

"RESOLVED that the Company be and is hereby authorized to adopt, subject to regulatory approval and upon and in the event of a listing on the TSX, the Proposed Plan as more particularly described in the Information Circular dated March 21, 2005."

If approved by shareholders of the Company and regulatory authorities, the Proposed Plan will take effect upon and in the event of listing on the TSX or such other date as may be determined by the directors, and the Company will issue a press release announcing the implementation of the Proposed Plan.

Management of the Company is not aware of any other matter to come before the Meeting other than as set forth in the notice of meeting. If any other matter properly comes before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares represented thereby in accordance with their best judgement on such matter.

ADDITIONAL INFORMATION

Additional information relating to the Company is on SEDAR at www.sedar.com and on the Company’s website at www.viceroyexploration.com.

Financial information on the Company, including its audited financial statements for the fiscal year ended December 31, 2004 and the management discussion and analysis relating thereto, may be obtained by contacting the Company at:

Viceroy Exploration Ltd.
520-700 West Pender Street
Vancouver, BC V6C 1G8
Tel: 604-669-4777
Fax: 604-696-0212
Email: info@viceroyexploration.com

CERTIFICATE

The Board of Directors of the Company has approved the contents and sending of this Information Circular.

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement contained herein misleading in the light of the circumstance in which it was made.

DATED this 21st day of March, 2005.

ON BEHALF OF THE BOARD

“Patrick G. Downey”
PATRICK G. DOWNEY
President and Chief Executive Officer

SCHEDULE A

TO INFORMATION CIRCULAR DATED MARCH 21, 2005

Viceroy Exploration Ltd.

Statement of Corporate Governance Practices
Viceroy Exploration Ltd.

Statement of Corporate Governance Practices

The corporate governance practices of Viceroy Exploration Ltd. (the “Company”) are designed with a view to ensuring that the business and affairs of the Company are effectively managed so as to best serve the interests of the shareholders.

The TSX has adopted certain guidelines regarding the disclosure by listed companies of their practices relating to corporate governance. These guidelines apply to the Company as it is listed on Tier 1 of the TSX-V. The corporate governance practices of the Company are described below under the headings which relate to the guidelines set out by the TSX.

1.	Stewardship of the Company

The role of the directors is to oversee the conduct of the Company's activities and direct and supervise management in the day-to-day conduct of the business in accordance with governing rules and regulations and the Company’s Charter and Code of Ethics. A copy of the Company’s Code of Ethics is available upon request to the Corporate Secretary.

The directors discharge the following five specific responsibilities as part of their overall "stewardship responsibility":

(i)
Adopting a strategic planning process: the Board’s strategic planning decisions are primarily based on information and recommendations provided by management. Prior approval of the directors of the Company is required for all material transactions in which the Company is involved including, without limitation, the acquisition and disposition by the Company of significant assets and properties, the issue of securities of the Company and the appointment of officers of the Company. At least quarterly, the Board reviews with management the Company’s projects, budgets, new opportunities, environmental issues and any other matters which may affect the Company’s strategic plans.

(ii)
Identifying the principal risks of the Company’s business and employing appropriate systems to manage these risks: through the Audit Committee, the Board is responsible for identifying risks of the Company and ensuring that risk management systems are implemented in accordance with the Audit Committee Mandate (see Guideline #13). At each meeting held to consider quarterly and annual reports, the Audit Committee reviews and discusses areas of concern with the external auditors and reports back to the Board as deemed fit.

(iii)
Succession planning, including appointing, training and monitoring senior management: the entire Board assumes responsibility for this function which includes choosing the President and C.E.O., appointing senior management and monitoring their performance. In order to train, develop and retain senior management, the Board encourages professional and personal development activities and courses. Due to the size of the Company (four officers, two employees), there is no formal job description or succession planning program in place. When senior management positions become available, replacements are sourced via executive search companies or recommendations from other management personnel or directors.

(iv)
Communications policy: in order to ensure that communications with the investing public are timely, factual and broadly disseminated in accordance with all applicable legal and regulatory requirements, the Company maintains a Corporate Disclosure Policy, a copy of which is available upon request to the Corporate Secretary. The Board believes that its communications with shareholders and others interested in the Company are responsive and effective. The Company formally maintains communication with its shareholders and other interested parties through various channels, including annual and quarterly reports, news releases and statutory filings. Management is available to shareholders to respond to questions and concerns on a prompt basis. Information is also widely available at the Company’s website located at www.viceroyexploration.com. Shareholders may contact the Company via the website, by e-mail or by telephone.

(v)
Integrity of the Company’s internal information, audit and control systems: on behalf of the Board, the Audit Committee assesses the control systems in place and ensures their effectiveness. Please see Guideline #13 for additional information.

2.	Board Independence

The Company's Board is comprised of seven directors, of whom five can be defined as "unrelated directors" or "directors who are independent of management and are free from any interests and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the directors' ability to act with a view to the best interests of the Company, other than interests and relationships arising from shareholdings" and do not have interests in or relationships with the Company. To the best of the Company’s knowledge, the Company does not have a significant shareholder.

3.	Individual Unrelated Directors

In determining whether a director is an unrelated director, the directors of the Company consider, among other things, whether the director has a relationship which could, or could be perceived to, interfere with the director’s ability to objectively assess the performance of management of the Company. The determination of the number of “unrelated directors” of the Company is made on the basis of the foregoing considerations and factors relating to the degree to which directors perform management functions of the Company. Messrs. Netolitzky and Downey are related directors due to their positions of Chairman and President and C.E.O., respectively. The other directors are unrelated as they do not work in the day-to-day operations of the Company or have any other direct relationship with the Company.

4.	Nominating Committee

The Company does not have a Nominating Committee. The Corporate Governance Committee is responsible for proposing new nominees to the Board and for assessing directors on an ongoing basis. All its members are unrelated directors. New nominees should have a proven track record in business (preferably in the mining industry) and the ability to devote the time required to serve.

5.	Assessing the Board’s Effectiveness

The Corporate Governance Committee evaluates the effectiveness of the Board, its committees and individual directors. Based on feedback from the directors, the Corporate Governance Committee members assess the operation of the Board and the adequacy of information provided to the Board and recommends changes where necessary.

6.	Orientation and Education of Directors

The Company has not adopted a formal orientation and education program for new directors, and all relevant information is communicated to new directors informally. The directors consider that the adoption of formal orientation and education program for new directors is not presently warranted given the size of the Company and the current composition of the Board. Senior management provides regular reports to the directors on the Company’s activities. Directors may visit the Company’s properties whenever they wish and are encouraged to take professional development courses at the Company’s expense. Once appointed, directors are provided with a copy of the Company’s Code of Ethics to which they are expected to adhere.

7.	Effective Board Size

The Corporate Governance Committee reviews the composition and size of the Board once a year. The Committee considers the current number of seven directors to be appropriate given the size of the Company and do not contemplate changing the number of directors of the Company in the foreseeable future.

8.	Compensation of Directors

There are no arrangements under which directors are compensated by the Company and its subsidiaries, other than the Stock Option Plan. The Compensation Committee reviews the Company’s Stock Option Plan annually and determines the number, if any, to be granted to directors, officers and employees.

9.	Committees and Outside Directors

There are three committees which are re-elected each year subsequent to the Annual General Meeting and all of which have a majority of members who are outside directors. The committees are as follows:

a)
The Compensation Committee is comprised of three directors, all of which are outside directors. The members are W. David Black, Michael H. Halvorson and Robert V. Matthews. This committee is responsible for reviewing and making recommendations to the Board regarding human resources matters, including management compensation policies and programs, succession plans and recruitment. A copy of the Compensation Committee Mandate is available on request from the Company.

b)
The Corporate Governance Committee is comprised of three directors, two of which are outside directors. The members are W. David Black, Eric Cunningham and Ronald K. Netolitzky. This committee is responsible for monitoring the quality and effectiveness of the governance system and ensuring effective communication and reporting to shareholders. A copy of the Corporate Governance Committee Mandate is available on request from the Company.

c)
The Audit Committee is comprised of three directors, all of which are outside directors. The members are W. David Black, Michael H. Halvorson and Robert V. Matthews. Please see Guideline #13 for the Audit Committee Mandate.

10.	Approach to Corporate Governance

The Corporate Governance Committee has the responsibility for developing the Company’s approach to corporate governance matters, including the review and implementation of the corporate governance practices of the Company, and recommending any changes to the Board of Directors. They do so primarily by monitoring best practices among peer companies to ensure the Company continues to maintain high standards of corporate governance.

11.	Position Descriptions

There are no formal job descriptions for directors or for management. The directors of the Company require management of the Company to provide complete and accurate information with respect to management’s activities and to provide relevant information concerning the industry in which the Company operates. The Board monitors and assesses management through its regular contact with the management team, most of whom provide reports to the Board or its committees at meetings.

12.	Independence of Management

There are no special structures or processes in place to facilitate the functioning of the directors of the Company independently of management. However, the outside directors are given full access to management so that they can develop an independent perspective and express their views and communicate their expectations of management.

13.	Audit Committee

The Audit Committee is appointed by the Board and comprised of three members, none of whom are officers or employees. The current members are W. David Black, Michael H. Halvorson and Robert V. Matthews, who is also the Committee’s financial expert.

The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the shareholders and others, the systems of corporate controls which management and the Board have established and the audit process. The mandate of the Audit Committee is attached hereto as Appendix I.

14.	Outside Advisors

The directors of the Company have not implemented any formal system enabling an individual director to engage an outside advisor at the expense of the Company in appropriate circumstances. Upon notice to the Chairman or President and C.E.O., all directors have the right to seek legal advice at the Company’s expense. Other outside advisors may be engaged at the Company’s expense upon request to the Board.

Updated and Approved by the Board of Directors on March 18, 2005

Appendix I to Schedule A of Information Circular dated March 21, 2005

VICEROY EXPLORATION LTD.

Audit Committee Mandate & Charter

The responsibilities of the Audit Committee are as follows:

1.
Assisting the Board of Directors in fulfilling its fiduciary responsibilities relating to the Company's accounting and reporting practices and the integrity of the Company's internal accounting controls and management information systems;

2.	Managing the relationship with the auditor with respect to:

(a) recommending nomination and compensation of the auditor;

(b) having the auditor report directly to the Audit Committee;

(c) overseeing the work of the auditor;

(d) pre-approving non-audit services.

3.	Reviewing with the auditors and management of the Company:

(a)
any audited financial statement of the Company, including any such statement that is to be presented to an annual general meeting or provided to shareholders or filed with regulatory authorities and including any audited financial statement contained in a prospectus, registration statement or other similar document;

(b)
the financial disclosure in each Annual Report and Management Discussion and Analysis of the Company which accompanies such audited financial statement and in each such filing, prospectus, registration statement or other similar document;

4.	Reviewing with management of the Company:

(a)
any unaudited financial statement of the Company, including any such statement that is to be presented to an annual general meeting or provided to shareholders or filed with regulatory authorities and including any unaudited financial statement contained in a prospectus, registration statement, Quarterly Report or other similar document;

(b)
the financial disclosure in each Quarterly Report and when applicable, Management Discussion and Analysis of the Company accompanying such unaudited financial statement and in each such filing, prospectus, registration statement or other similar document which accompanies such unaudited financial statement; and

(c) the Company’s compliance with legal and regulatory requirements with respect to financial reporting.

5.
Otherwise reviewing as required and reporting to the Board of Directors with respect to the adequacy of internal accounting and audit procedures and the adequacy of the Company’s management information systems;

6.	Otherwise ensuring that no restrictions are placed by management on the scope of the auditor's review and examination of the Company's accounts;

7.	Ensuring the independence of and recommending to the Board of Directors the firm of independent auditors to be nominated for appointment by the shareholders at the next annual general meeting;

8.
Ensuring that methods are in place to allow any director, officer or employee to bring concerns to the attention of the Audit Committee and that those who do so are provided protection from any retaliatory action whatsoever. Mr. Robert Matthews, Chairman of the Audit Committee, has been designated as the person to whom such concerns should be addressed and is responsible for ensuring that such concerns are handled promptly and appropriately;

9.	Reviewing on an annual basis the adequacy of this Mandate and Charter and revising as necessary with the approval of the Board of Directors; and

10.
Meeting regularly at such times and places, engaging such advisors at the expense of the Company and undertaking such interviews and inquiries as the Committee sees fit for the purpose of carrying out this Mandate and Charter.

Updated and Approved by the Board of Directors on March 18, 2005